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                                                                   EXHIBIT 10.48


                                PROMISSORY NOTE

Amount: $160,000.00                            Chicago, Illinois, March 16, 2001

QORUS.COM, INC., a Florida corporation, dba Aelix, Inc. ("Aelix" or "Maker"), for value received, promises to pay to the order of

                      THURSTON COMMUNICATIONS CORPORATION

ONE HUNDRED SIXTY THOUSAND DOLLARS on or before the close of business March 19, 2001, at its office located at 190 S. LaSalle Street, Suite 1710, Chicago, Illinois 60603, or such other place as it or any holder (collectively "Holder") of this Note may from time to time designate in writing, together with interest thereon, computed on the basis of a 360-day year for the actual number of days elapsed from the date hereof until paid at that rate of interest per year which shall be equal to 6.6%. After maturity, whatever the case may be, interest shall be payable at a rate of interest which shall be 5% per year more than would otherwise be payable on this Note. The Maker shall have the right to repay this Note in full or in part including all interest payable under this Note at any time without penalty.

It is the intention of the Maker and the Holder to conform strictly to applicable usury laws. Accordingly, if the interest payable hereunder would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary herein, it is agreed that the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this note or otherwise in connection with this note shall under no circumstances exceed the maximum amount of interest allowed by applicable law.

All principal indebtedness outstanding hereunder and accrued interest thereon shall become immediately due and payable without notice or demand upon the occurrence of any of the following events of default: (a) the Maker fails to pay any amount payable on this Note upon demand; (b) the Maker makes a general assignment for the benefit of its creditors, becomes or is adjudicated insolvent or bankrupt or applies to any court for an arrangement or adjustment of this debts; (c) a receiver, trustee or custodian is appointed for all or substantially all of the Maker's property; or (d) a proceeding relating to any of the foregoing is commenced against the Maker and not dismissed within 30 days, or commenced by the Maker.

The Maker agrees to pay all expenses of collection of this Note including reasonable attorneys' fees and legal expenses. The Maker and all endorsers hereby expressly waive presentment, protest, notice of dishonor, and notice of any kind in respect to this Note, as well as any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Note, and agrees that any such action or proceeding shall be tried before a court and not jury. No renewal or extension of this Note, no release of any person primarily or secondarily liable on this Note, no delay in the enforcement of this Note, and no delay or omission in exercising any right or power under this Note shall affect the liability of the Maker or any endorser hereof.

As additional consideration for advancing funds under this Note, Maker grants Holder the right to purchase eight thousand (8,000) common shares of the Maker at a price of one cent ($0.01) per share.

This Note and all rights and obligations arising hereunder shall be governed by the laws of the State of Illinois and shall be binding upon the Maker's successors and assigns.

QORUS.COM, INC.

By: /s/ THOMAS C. RATCHFORD
    ----------------------------
    Thomas C. Ratchford

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